Exhibit 99.1

SurgiCare Announces 1st Quarter Results

    HOUSTON--(BUSINESS WIRE)--May 14, 2004--SurgiCare Inc. (AMEX:SRG), a Houston-based ambulatory surgery company, announced that today it released its financial results for the first quarter of 2004.
    Revenues for the three months ending March 31, 2004, were $1.7 million, a decrease of 25.9% percent compared with year-ago quarterly revenues of $2.3 million. Case volume for the period fell 17.3% percent over the year-ago period to 2,183. The first quarter 2004 loss was $1,747,250, or 6 cents per common basic share, against a loss of $678,487 (3 cents per basic share) for the year-earlier quarter. The increase in the loss was primarily due to the decrease in revenues, an increase in professional fees due to legal settlements and expenses related to the pending series of transactions, and the increase in interest expenses due to charges related to the beneficial conversion factor of the convertible notes and additional borrowings for working capital purposes. The 10-Q filed with the Securities and Exchange Commission today includes full details regarding the financial results from the 1st quarter.
    Keith LeBlanc, CEO of SurgiCare commented, "During the past few months, SurgiCare has restructured the partnership agreements at each of our facilities. This required the buy-out of 23 limited partner physicians who were no longer supporting the centers. Thus, our 1st quarter results are poor due to this transition period of buying out non-utilizers and recruiting new partners. This was a necessary step to build the proper foundation for long-term success at these facilities. With the implementation of the new partnership agreements, we have been recruiting new partners into each of the facilities. The completion of the Brantley financing and related mergers will allow us to complete the buy-in of the new physician partners and restore the case load and profitability to the centers."

    Information About Forward-Looking Statements

    Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
    The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of SurgiCare and the other companies described herein. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts. Any number of factors could affect future operations and results and the consummation of the transactions described herein, including, without limitation, SurgiCare's ability to refinance its debt and other accounts payable; the results of various parties' due diligence investigations; the occurrence of any material adverse change affecting any of the parties prior to closing; a worsening of SurgiCare's business or financial condition; a decline in the price of SurgiCare's common stock, which could affect the percentages to be held by the parties following the closing; receipt of the necessary approval of stockholders and regulatory authorities; and those specific risks that are discussed in SurgiCare's previously filed Annual Report on Form 10-KSB for the fiscal year ended Dec. 31, 2003.
    SurgiCare undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

    CONTACT: SurgiCare Inc., Houston
             Keith LeBlanc, 713-973-6675 or 866-821-5200
             www.surgicareinc.com